Exhibit 23.1





                         Consent of Independent Auditors



We consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 33-62135) of HRPT Properties Trust and in the related Prospectus; in the Registration Statement (Form S-3 No.
333-47815) of HRPT Properties Trust and in the related Prospectus; in the Registration Statement (Form S-3 No. 333-56051) and in the related Prospectus; and in the Registration Statement (Form S-3 No. 333-86593) of HRPT Properties Trust and in the related Prospectus of our report dated March 15, 2002, with respect to the consolidated financial statements and schedules of HRPT Properties Trust included in this Annual Report (Form 10-K) for the year ended December 31, 2001.


                                                        /s/ Ernst & Young LLP

                                                        ERNST & YOUNG LLP

Boston, Massachusetts
March 15, 2002